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                           NEUBERGER & BERMAN INCOME TRUST
                               ADMINISTRATION AGREEMENT

                                     SCHEDULE A


           The Series of Neuberger & Berman Income Trust currently subject to this Agreement are as follows:

     Neuberger & Berman Limited Maturity Bond Trust
     Neuberger & Berman Ultra Short Bond Trust


     DATED:  December 20, 1995
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